Exhibit 99.2
The Hain Celestial Group, Inc.
Pro Forma Combined Balance Sheet (unaudited)
June 30, 2012
(dollars in thousands)

	Historical
	The Hain Celestial, Group, Inc.	Spreads Business		Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$29,895	$—		$—		$29,895
Accounts receivable	166,677	—		—		166,677
Inventories	186,440	25,452		1,521	(a)	213,413
Deferred income taxes	15,834	—		—		15,834
Prepaid expenses and other current assets	19,864	—		—		19,864
Assets of businesses held for sale	30,098	—		—		30,098
Total current assets	448,808	25,452		1,521		475,781
Property, plant and equipment, net	148,475	50,906		—	(b)	199,381
Goodwill	702,556	—		171,500	(c)	874,056
Trademarks and other intangible assets, net	310,378	45,908		50,626	(d)	406,912
Investments and joint ventures	45,100	—		—		45,100
Other assets	18,276	—		5,000	(e)	23,276
Total assets	$1,673,593	$122,266		$228,647		$2,024,506

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$123,634	$—		$5,000	(e)	$128,634
Accrued expenses and other current liabilities	60,469	—		—		60,469
Income taxes payable	5,074	—		—		5,074
Current portion of long-term debt	296	—		—		296
Liabilities of businesses held for sale	13,336	—		—		13,336
Total current liabilities	202,809	—		5,000		207,809
Long-term debt, less current portion	390,288	—		273,717	(f)	664,005
Deferred income taxes	107,633	—		24,135	(g)	131,768
Other noncurrent liabilities	8,261	—		—		8,261
Total liabilities	708,991	—		302,852		1,011,843
Total stockholders’ equity	964,602	122,266	*	(74,205)	(h)	1,012,663
Total liabilities and stockholders’ equity	$1,673,593	$122,266		$228,647		$2,024,506

* Amount represents the total assets of the acquired Spreads Business (see Note 1)

See accompanying notes to this unaudited pro forma combined balance sheet.

The Hain Celestial Group, Inc.
Notes to the Unaudited Pro Forma Combined Balance Sheet
June 30, 2012

1.    Basis of Pro Forma Presentation

On October 27, 2012, The Hain Celestial Group, Inc. (the "Company") completed its previously announced acquisition of Histon Sweet Spreads Limited (the "Spreads Business") in the United Kingdom from Premier Foods plc ("Premier") pursuant to the sale and purchase agreement dated August 22, 2012. Consideration in the transaction consisted of £170 million in cash (approximately $273.7 million at the transaction date exchange rate) and 836,426 shares of the Company's common stock valued at $48.1 million, and is subject to a working capital adjustment. The cash portion of the consideration was funded with borrowings under the Company's Credit Agreement.

The accompanying unaudited Pro Forma Combined Balance Sheet as of June 30, 2012 is based on the historical financial statements of the Company and the Spreads Business and is presented after giving effect to the Company's acquisition of the Spreads Business as if it had occurred on that date.

The historical financial statements of the acquired business are included in this filing on Form 8-K/A, and as more fully discussed in the notes thereto, certain indirect costs such as, but not limited to, supply chain management, information technology, finance, legal, human resource and benefit support services are not included in the operating results as presented. Such centrally-provided services were shared by the Spreads Business and other areas of Premier, and were not tracked or monitored in a manner that would enable a meaningful allocation of these overhead costs. Furthermore, the Company will put in place its own infrastructure and support processes related to the Spreads Business and therefore an allocation of historical overhead would not be representative of the related costs expected to be incurred by the Company in the future. For these reasons, a Pro Forma Combined Statement of Income has not been presented.

The acquisition has been accounted for under the acquisition method of accounting in accordance with Accounting Standards Codification 805, Business Combinations. Under the acquisition method of accounting, the total estimated purchase price is allocated to the net tangible and intangible assets acquired based on various estimates.

The functional currency of Premier and the Spreads Business is the British Pound Sterling. The balance sheet of the Spreads Business has been translated from British Pounds Sterling to U.S. Dollars using the spot rate at June 30, 2012.

The unaudited pro forma combined balance sheet has been prepared by management for illustrative purposes only in accordance with Article 11 of SEC Regulation S-X and is not necessarily indicative of the consolidated financial position that actually would have been recorded had the Company and the Spreads Business been a combined company as of June 30, 2012. The unaudited pro forma combined balance sheet, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with the Company's historical consolidated financial statements included in its Annual Report on Form 10-K for the fiscal year ended June 30, 2012 and the Spreads Business’ historical financial statements for the year ended December 31, 2011 and the six months ended June 30, 2012 and 2011, which are included as Exhibit 99.1 to this Form 8-K/A.

2.    Preliminary Purchase Price Allocation

The total preliminary purchase price transferred to effect the acquisition as of October 27, 2012 is as follows:

(amounts in thousands)
Cash paid	$273,717
Fair value of common stock issued	48,061
$321,778

Consideration in the transaction consisted of £170 million in cash and 836,426 shares of the Company's common stock valued at $48.1 million, or $57.46 per share (based on the last closing price of the Company's common stock as listed on the NASDAQ Global Select Market as of the acquisition date), and is subject to a working capital adjustment. The cash portion of the consideration was funded with borrowings under the Company's Credit Agreement.

Under the acquisition accounting method, the total preliminary purchase price was allocated to the acquired tangible and intangible assets based on their estimated fair values as of the October 27, 2012 closing date of the acquisition. The excess purchase price over the fair value of the identifiable net assets acquired is recorded as goodwill. The preliminary allocation, which is summarized below, is based on management's preliminary assumptions and estimates of fair value and is subject to change within the one-year measurement period as valuations are finalized.

(amounts in thousands)
Inventory	$26,973
Property, plant and equipment	50,906
Identifiable intangible assets	96,534
Goodwill	171,500
Deferred tax liabilities	(24,135)
$321,778

Included in the preliminary purchase price allocation are deferred tax liabilities, primarily comprised of the difference between the estimated fair values of identifiable intangible assets and property, plant and equipment and the respective tax basis of those assets. There were no other significant liabilities assumed in the acquisition.

3.    Unaudited Pro Forma Combined Balance Sheet

The following adjustments were made to the historical balance sheets. The adjustments listed below correspond with the heading "Pro Forma Adjustments" in the accompanying Unaudited Pro Forma Combined Balance Sheet.

(a)    For purposes of the unaudited pro forma balance sheet, the estimated fair value of inventory as of the October 27, 2012 acquisition date was assumed to be the balance as of June 30, 2012, resulting in a pro forma adjustment of $1.5 million.

(b)    Based on the Company's preliminary analysis, the historical carrying value of the Spreads Business' property, plant and equipment was estimated to approximate fair value. Appraisals are currently being undertaken and are expected to be finalized by the end of the Company's fiscal year ended June 30, 2013. Property, plant and equipment acquired is expected to be depreciated on a straight-line basis over 3-20 years for machinery and equipment and 10-50 years for buildings and improvements.

(c)    Goodwill of approximately $171.5 million was recorded as a result of the acquisition, which is not expected to be deductible for tax purposes.

(d)    The following table summarizes the identifiable intangible assets that were recorded as a result of the acquisition. The fair values of these intangible assets are based on management's preliminary estimates and are subject to change based on the final valuation which is expected to be finalized by the end of the Company's fiscal year ended June 30, 2013.

Intangible Asset	Preliminary Fair Value (in thousands)
Tradenames and trademarks	$64,356
Customer relationships	$32,178

The proforma combined balance sheet has been adjusted to eliminate the historical carrying value of the Spreads Business' intangible assets and record the preliminary fair value of the acquired intangible assets as follows:

(amounts in thousands)
Eliminate historical carrying value of intangible assets	$(45,908)
Record fair value of acquired intangible assets	96,534
Pro forma adjustment	$50,626

(e)    Fees and expenses totaling approximately $5.0 million were payable by the Company associated with an amendment of the Company's Credit Agreement. These amounts were capitalized as debt issuance costs.

(f)     Consideration in the transaction included £170 million in cash (approximately $273.7 million at the prevailing exchange rate in effect on October 27, 2012) and is subject to a working capital adjustment. The cash portion of the consideration was funded with borrowings under the Company's Credit Agreement.

(g)    The identifiable intangible assets acquired are not expected to be deductible for tax purposes. Accordingly, the Company has recorded a deferred tax liability for such amounts.

(h)    Consideration in the transaction included the issuance of 836,426 shares of the Company's common stock ($0.01 par value) valued at $48.1 million, or $57.46 per share (based on the last closing price of the Company's common stock as listed on the NASDAQ Global Select Market as of the acquisition date). Additionally, the historical carrying value of the Spreads' Business net assets has been eliminated.

(amounts in thousands)
Issuance of common shares	$48,061
Eliminate historical carrying value of acquired business	(122,266)
Pro forma adjustment	$(74,205)

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